Exhibit 99.1
EnerSys Announces Strategic Manufacturing Restructuring: Tijuana, Mexico Facility Closure and Optimization of U.S. Manufacturing Footprint

READING, Pa., March 25, 2026 — (BUSINESS WIRE) — EnerSys (NYSE: ENS), a global leader in stored energy solutions for industrial applications, today announced a strategic manufacturing realignment to enhance operational efficiency. As part of this initiative, EnerSys will close its legacy lead-acid battery manufacturing facility in Tijuana, Mexico, and transition the majority of production to its existing proprietary advanced Thin Plate Pure Lead (TPPL) plant in Springfield, Missouri, leveraging its investments to expand capacity within its U.S. manufacturing network.

EnerSys’ proprietary TPPL technology delivers greater power density and superior discharge performance compared to legacy valve‑regulated lead‑acid batteries. TPPL solutions are well suited for modern data center applications that require reliable, high‑output power over shorter discharge intervals, supporting increasingly demanding uptime and performance requirements.

EnerSys expects to incur a pre-tax charge of approximately $37 million under this plan when completed, the majority of which is expected to be incurred by the second half of fiscal year 2027, of which $14 million is expected to be a non-cash charge primarily from equipment write-offs. Cash charges of $23 million include severance, decommissioning and cleanup related to the facility. The restructuring is expected to deliver an annual estimated pre-tax benefit of approximately $20 million, beginning in fiscal year 2028, while ensuring continued product availability and customer support.

“The closure of our Tijuana facility and the transition of production to Springfield, Missouri will enable us to optimize our cost structure, maximize near-term advanced manufacturing production tax benefits, and mitigate future risks associated with potential tariffs while reinforcing our commitment to strengthening domestic industrial capacity and supply chain resilience,” said Shawn O’Connell, President and Chief Executive Officer at EnerSys. “These actions build on the investments we have made to scale our TPPL platform and enable us to better serve data center customers with solutions that deliver higher power density and strong performance for today’s increasingly demanding applications.”

EnerSys remains committed to maintaining service continuity for its customers throughout this transition. The Company will work closely with employees, customers, and other stakeholders to ensure a seamless shift in production and supply chain logistics.

About EnerSys
EnerSys is a global leader in stored energy solutions for industrial applications and designs, manufactures, and distributes energy systems solutions and motive power batteries, specialty batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. The company goes to market through four lines of business: Energy Systems, Motive Power, Specialty and New Ventures. Energy Systems, which combine power conversion, power distribution, energy storage, and enclosures, are used in the telecommunication, broadband and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions. Motive power batteries and chargers are utilized in electric forklift trucks and other industrial electric powered vehicles. Specialty batteries are used in aerospace and defense applications, portable power solutions for soldiers in the field, large over-the-road trucks, premium automotive, medical and security systems applications. New Ventures provides energy storage and management systems for various applications including demand charge reduction, utility back-up power, and dynamic fast charging for electric vehicles. EnerSys also provides aftermarket and customer support services to its customers in over 100 countries through its sales and manufacturing locations around the world. To learn more about EnerSys please visit www.enersys.com.

Caution Concerning Forward-Looking Statements
This press release, and oral statements made regarding the subjects of this press release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding EnerSys’ pre-tax benefit estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating anticipated cost savings, charges and costs and our business are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond EnerSys’ control. The statements in this press release are made as of the date hereof, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements,” set forth in EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2025. No undue reliance should be placed on any forward-looking statements.

CONTACT
Lisa Hartman Langell
Vice President, Investor Relations and Corporate Communications
EnerSys
E-mail: investorrelations@enersys.com